Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-79225 and 333-51034) pertaining to the Corinthian Colleges, Inc. 1998 Performance Award Plan, (Form 333-51032) pertaining to the Corinthian Colleges, Inc. Employee Stock Purchase Plan, (Form 333-115763) pertaining to the Corinthian Colleges, Inc. 2003 Performance Award Plan and (Form 333-117889) pertaining to the Corinthian Colleges, Inc. Executive Deferral Plan of our report dated August 23, 2004, with respect to the consolidated financial statements and schedule of Corinthian Colleges, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended June 30, 2004.

/s/    ERNST AND YOUNG LLP

Orange County, California

September 13, 2004